Exhibit 99.1

Contacts:

Investors

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Media

Daniel Gagnier/

Nathaniel Garnick

Sard Verbinnen & Co

212.687.8080

MORGANS HOTEL GROUP REPORTS FIRST QUARTER 2015 RESULTS

NEW YORK, NY – May 8, 2015 – Morgans Hotel Group Co. (NASDAQ: MHGC) (the “Company”) today reported financial results for the first quarter ended March 31, 2015.

First Quarter Highlights

•	Adjusted EBITDA, defined below, was $9.7 million in the first quarter of 2015, which is flat as compared to the same period in 2014.

•	Excluding the sale of The Light Group (“TLG”), as discussed below, Adjusted EBITDA was $9.6 million for the first quarter of 2015, an increase of $1.8 million, or 23.4%, from the same period in 2014.

•	Operating margins at the Company’s Owned Hotels and leased food and beverage operations increased by approximately 225 basis points during the first quarter of 2015 as compared to the same period in 2014, primarily as a result of cost saving initiatives implemented in May 2014.

•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels decreased by 4.0% during the first quarter of 2015 as compared to the first quarter of 2014. System-Wide Comparable Hotels’ room revenues plus resort fees decreased 0.6% during the first quarter of 2015 as compared to the same period in 2014.

•	In January 2015, the Company completed the sale of its 90% equity interest in TLG for net proceeds of $32.8 million (the “TLG Equity Sale”).

•	In March 2015, the Company announced its continued global expansion plans with the signing of a long-term management agreement for Delano Dubai, currently scheduled to open in 2017 as the third hotel in the Delano portfolio and the first international Delano.

•	In May 2015, the Company signed a long-term management agreement for Mondrian Dubai which is currently expected to open in 2018 and will be the Company’s third international Mondrian hotel.

Jason T. Kalisman, Interim Chief Executive Officer, stated, “In the first quarter, we made substantial progress on our long-term strategic objectives by continuing to focus on managing our costs and maximizing the productivity of our spaces. We continue to believe in the strength and value of our properties and in the markets where we operate, and are taking meaningful steps to extend and monetize our brands in top locations around the world. We recently announced plans for two new hotels that expand our geographic footprint in the Middle East – Delano Dubai and Mondrian Dubai – in addition to Mondrian Doha, underscoring the popularity of our core brands and the Morgans platform. While overall revenues declined in the first quarter due to currency pressure and excess supply, particularly in New York and Miami, we were pleased with bottom line results and the effectiveness of our cost management programs.”

First Quarter 2015 Operating Results

Adjusted EBITDA for the first quarter of 2015 was $9.7 million, which was flat compared to the same period in 2014. Excluding TLG, Adjusted EBITDA was $9.6 million for the first quarter of 2015, an increase of $1.8 million, or 23.4%, from the same period in 2014.

EBITDA at the Company’s Owned Hotels experienced an 11.9% increase during the first quarter of 2015 as compared to the same period in 2014, due primarily to an EBITDA increase at Clift, an owned hotel subject to a 99-year lease.

RevPAR at System-Wide Comparable Hotels decreased by 4.0% in the first quarter of 2015 as compared to the same period in 2014, due to a 2.0% decrease in average daily rate (“ADR”) and a 2.1% decrease in occupancy. System-Wide Comparable Hotels’ room revenues plus resort fees, implemented at certain hotels in the second half of 2014, decreased 0.6% during the first quarter of 2015 as compared to the same period in 2014 due to increased supply in New York and Miami and the stronger U.S. dollar.

RevPAR from System-Wide Comparable Hotels in New York decreased 14.8% for the quarter ended March 31, 2015 as compared to the same period in 2014, due to a 9.6% decrease in ADR and a 5.8% decrease in occupancy. RevPAR at Hudson decreased by 14.3% during the first quarter of 2015 as compared to the same period in 2014, primarily as a result of an increase in competitive room supply and the strong U.S. dollar, which weakened demand, particularly in the leisure segment. Hudson’s room revenues plus resort fees decreased by 7.0% during the first quarter of 2015 as compared to the same period in 2014.

RevPAR from System-Wide Comparable Hotels in Miami decreased 3.9% in the first quarter of 2015 as compared to the first quarter of 2014. Delano South Beach experienced a RevPAR decrease of 7.3% during the first quarter of 2015 as compared to the same period in 2014, primarily due to new competitive supply in South Beach. While occupancy at Delano South Beach decreased by 11.5%, ADR increased by 4.8% during the first quarter of 2015 as compared to the same period in 2014. Delano’s room revenues plus resort fees decreased 3.5% in the first quarter of 2015 as compared to the same period in 2014.

The Company’s System-Wide Comparable Hotels on the West Coast generated 10.5% RevPAR growth in the first quarter of 2015 as compared to 2014, with a 7.6% RevPAR increase at Mondrian Los Angeles and a 12.8% RevPAR increase at Clift due to a favorable demand to supply ratio.

The Company’s managed hotels in London – Sanderson, St Martins Lane, and Mondrian London – are non-comparable during 2015 due to a major renovation of Sanderson and St Martins Lanes’ guestrooms and public spaces during 2014, and the opening of Mondrian London on September 30, 2014.

Management fees decreased $1.4 million, or 25.7%, during the first quarter of 2015 as compared to the same period in 2014. Excluding TLG, management fees increased $0.5 million during the first quarter of 2015, or 13.7%, from the same period in 2014, primarily due to the addition of Mondrian London, Delano Las Vegas and 10 Karaköy.

Hotel operating expenses decreased $1.7 million, or 4.3%, during the first quarter of 2015 as compared to the same period in 2014, primarily due to cost-saving initiatives implemented in May 2014. As a result, operating margins at the Company’s Owned Hotels and leased food and beverage operations increased by approximately 225 basis points during the first quarter of 2015 as compared to the same period in 2014.

Corporate expenses, excluding stock compensation expense, decreased $0.3 million, or 4.3%, during the first quarter of 2015 as compared to the same period in 2014, due primarily to savings resulting from a workforce reduction of our corporate office employees implemented in March 2014 and the TLG Equity Sale completed in January 2015.

Interest expense decreased by $4.2 million, or 26.1%, during the first quarter of 2015 as compared to the same period in 2014, primarily due to an exit fee the Company paid in February 2014 related to the repayment and refinancing of the mortgage debt on Hudson and the elimination of interest expense related to the convertible notes, which were fully repaid and retired in October 2014.

The Company recorded a net loss of $12.8 million in the first quarter of 2015 compared to a net loss of $24.1 million in the first quarter of 2014 primarily as a result of increased operating income and lower interest expense.

Balance Sheet and Liquidity

The Company’s total consolidated debt at March 31, 2015 was $605.9 million, which includes $100.3 million of capital lease obligations related primarily to Clift.

At March 31, 2015, the Company had approximately $38.1 million in cash and cash equivalents and $16.1 million in restricted cash.

On January 23, 2015, the Company completed the TLG Equity Sale to Hakkasan Holdings LLC for $32.8 million, net of closing costs. As a result, the Company recognized a $1.7 million gain on sale for the three months ended March 31, 2015.

As of March 31, 2015, the Company had approximately $409.1 million of remaining Federal tax net operating loss carryforwards to offset future income, including gains on asset sales.

Development

In March 2015, the Company signed a 20-year management agreement, with four five-year renewal options, for Delano Dubai, which is currently scheduled to open in 2017 as the third hotel in the Delano portfolio and the brand’s first international location. Delano Dubai’s 110-key deluxe hotel apartment property will be situated on Dubai’s beachfront island in Palm Jumeirah and will form part of a contemporary mixed-used resort development. There are no capital commitments or cash flow guarantees required under this agreement.

In May 2015, the Company signed a long-term management agreement for Mondrian Dubai, which is currently anticipated to open in 2018. Located in the Burj Khalifa region of Dubai, Mondrian Dubai expects to have 235-rooms, of which approximately one third are expected to be condo hotel units. There are no capital commitments or cash flow guarantees required under this agreement. Mondrian Dubai will mark the Company’s third international Mondrian hotel on the heels of Mondrian London, which opened in September 2014, and Mondrian Doha, which is currently expected to open in late 2015.

Investor Conference Call

The Company will host a conference call to review its first quarter 2015 results on Monday, May 11, 2015 at 9:00 AM Eastern time. The call will be webcast live over the Internet and will be accessible at www.morganshotelgroup.com under the Investors section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call will also be accessible live over the phone by dialing (877) 545-1403 (within U.S.) or (719) 325-4929 (outside U.S.) and providing the following passcode: 6025231. A playback of the conference call will be available beginning at 12:00 PM Eastern time, Monday, May 11, 2015, through May 18, 2015. To access the playback, please dial (888) 203-1112 (within U.S.) or (719) 457-0820 (outside U.S.) and enter passcode 6025231.

Additional Definitions

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization, as further defined below. During the third quarter of 2014, the Company changed its definition of Adjusted EBITDA to include the operating results of Clift, an owned hotel. Management believes the inclusion of Clift, which is subject to a 99-year lease and accounted for as a financing, is a more accurate depiction of the Company’s operating results and is consistent with the Company’s presentation of Clift in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Prior periods have been restated to include Clift’s operating results in Adjusted EBITDA.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization.

“Owned Hotels” means Hudson in New York, Delano South Beach in Miami Beach, and Clift in San Francisco, which the Company leases under a long-term lease.

“System-Wide Comparable Hotels” means all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year, development projects and hotels no longer managed by the Company. System-Wide Comparable Hotels for the quarters ended March 31, 2015 and 2014 and exclude Sanderson and St Martins Lane in London, which were both under major renovations during 2014, Mondrian London, which opened on September 30, 2014, Delano Las Vegas, a licensed hotel, 10 Karaköy, a franchised hotel, and Mondrian SoHo, which the Company no longer manages, effective April 27, 2015.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, South Beach and London, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group also has expanded its brand through Delano in Las Vegas, a licensed hotel, and 10 Karaköy in Istanbul, Turkey, a franchised hotel. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements, including a Mondrian property in Doha, Qatar. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Forward-looking statements in this press release include, without limitation, statements regarding the Company’s expectation related to its ability to grow in the future and expected hotel openings and its development efforts, including the opening of new hotels in the future.

Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; the Company’s levels of debt, its ability to refinance its current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, general volatility of the capital markets and the Company’s ability to access the capital markets and the ability of our joint ventures to do the foregoing; the impact of financial and other covenants in the Company’s loan agreements and other debt instruments that limit the Company’s ability to borrow and restrict its operations; the Company’s history of losses; the Company’s ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in the Company’s industry and the markets where it invests; the Company’s ability to protect the value of its name, image and brands and its intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the Company’s international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; the Company’s ability to timely fund the renovations and capital improvements necessary to maintain its properties at the quality of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the risks of conducting business through joint venture entities over which the Company may not have full control; the Company’s ability to perform under management agreements and to resolve any disputes with owners of properties that the Company manages but does not wholly own; potential terminations of management agreements; the impact of any material litigation, claims or disputes, including labor disputes; the seasonal nature of the hospitality business and other aspects of the hospitality industry that are beyond the Company’s; our ability to comply with complex U.S. and international regulations, including regulations related to the environment, labor, food and beverage operations and data privacy; ability to maintain effective and competitive technology platforms; ownership of a substantial block of our common stock by a small number of investors and the ability of such investors to influence key decisions; the impact of any dividend payments or accruals on our preferred securities on our cash flow and the value of our common stock; the impact of any strategic alternatives considered by the special transaction committee of our Board of Directors and/or pursued by the Company; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2015, and other documents filed by the Company with the SEC from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Rooms	$25,796	$26,994
Food and beverage	21,417	21,921
Other hotel	2,085	1,162

Total hotel revenues	49,298	50,077
Management fee-related parties and other income	4,008	5,391

Total revenues	53,306	55,468

Operating Costs and Expenses:
Rooms	8,884	8,892
Food and beverage	14,583	15,311
Other departmental	1,090	772
Hotel selling, general and administrative	10,152	11,586
Property taxes, insurance and other	3,883	3,774

Total hotel operating expenses	38,592	40,335
Corporate expenses:
Stock based compensation	344	1,944
Other	5,684	5,938
Depreciation and amortization	5,637	8,402
Restructuring and disposal costs	1,949	7,243
Development costs	148	698

Total operating costs and expenses	52,354	64,560
Operating income (loss)	952	(9,092)

Interest expense, net	11,827	15,998
Impairment loss and equity in income of unconsolidated joint ventures	3,890	(2)
Gain on asset sales	(3,708)	(2,005)
Other non-operating expenses	1,655	696

Loss before income tax expense	(12,712)	(23,779)
Income tax expense	126	163

Net loss	(12,838)	(23,942)

Net loss (income) attributable to noncontrolling interest	14	(193)

Net loss attributable to Morgans Hotel Group	$(12,824)	$(24,135)

Preferred stock dividends and accretion	(3,910)	(4,367)

Net loss attributable to common stockholders	$(16,734)	$(28,502)

Loss per share:
Basic and diluted attributable to common stockholders	$(0.49)	$(0.85)

Weighted average common shares outstanding - basic and diluted	34,388	33,651

Selected Hotel Operating Statistics	( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2015	2014	Change	2015	2014	Change
BY REGION

Northeast Comparable Hotels (1)
Occupancy	76.1%	80.8%	-5.8%
ADR	$173.88	$192.28	-9.6%
RevPAR	$132.32	$155.36	-14.8%

West Coast Comparable Hotels (2)
Occupancy	88.0%	83.9%	4.9%
ADR	$283.40	$268.96	5.4%
RevPAR	$249.39	$225.66	10.5%

Miami Comparable Hotels (3)
Occupancy	83.4%	85.2%	-2.1%
ADR	$425.44	$433.53	-1.9%
RevPAR	$354.82	$369.37	-3.9%

United States Comparable Hotels (4)
Occupancy	81.1%	82.8%	-2.1%
ADR	$276.82	$282.55	-2.0%
RevPAR	$224.50	$233.95	-4.0%

International Comparable Hotels (5)
Occupancy
ADR
RevPAR

System-wide Comparable Hotels (6)
Occupancy	81.1%	82.8%	-2.1%	81.1%	82.8%	-2.1%
ADR	$276.82	$282.55	-2.0%	$276.82	$282.55	-2.0%
RevPAR	$224.50	$233.95	-4.0%	$224.50	$233.95	-4.0%

(1)	Northeast Comparable Hotels for the periods ended March 31, 2015 and 2014 consist of Hudson, Morgans and Royalton in New York. Mondrian SoHo, which effective April 27, 2015 the Company no longer managed, is non-comparable for the periods presented.
(2)	West Coast Comparable Hotels for the periods ended March 31, 2015 and 2014 consist of Mondrian Los Angeles and Clift in San Francisco. Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM Resorts International (“MGM”).
(3)	Miami Comparable Hotels for the periods ended March 31, 2015 and 2014 consist of Delano South Beach, Mondrian South Beach and Shore Club in Miami Beach, Florida.
(4)	United States Comparable Hotels for the periods ended March 31, 2015 and 2014 consist of Hudson, Morgans, Royalton, Mondrian Los Angeles, Clift, Delano South Beach, Mondrian South Beach and Shore Club. Delano Las Vegas is non-comparable as this hotel opened in September 2014 and is subject to a license agreement and managed by affiliates of MGM. Mondrian SoHo, which effective April 27, 2015 the Company no longer managed, is non-comparable for the periods presented.
(5)	The Company has no International Comparable Hotels for the periods ended March 31, 2015 and 2014. Sanderson and St Martins Lane in London are non-comparable, as they both were under major renovation during 2014. Mondrian London, which opened on September 30, 2014, is also non-comparable. 10 Karaköy, which opened in November 2014 and is subject to a franchise agreement is non-comparable.
(6)	System-Wide Comparable Hotels include all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the periods ended March 31, 2015 and 2014 exclude Sanderson and St Martins Lane in London, which both were under renovations during 2014, Delano Las Vegas, which opened in September 2014, is non-comparable as this hotel is subject to a license agreement and managed by affiliates of MGM, Mondrian London, which opened on September 30, 2014, 10 Karaköy, which opened in November 2014 and is subject to a franchise agreement, and Mondrian SoHo, which effective April 27, 2015, the Company no longer managed.

Selected Hotel Operating Statistics	( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2015	2014	Change	2015	2014	Change
BY OWNERSHIP

Owned Comparable Hotels (1)
Occupancy	79.7%	82.4%	-3.3%
ADR	$249.06	$254.07	-2.0%
RevPAR	$198.50	$209.35	-5.2%

Joint Venture Comparable Hotels (2)
Occupancy	86.1%	88.4%	-2.6%
ADR	$350.57	$345.47	1.5%
RevPAR	$301.84	$305.40	-1.2%

Managed Comparable Hotels (3)
Occupancy	82.4%	82.1%	0.4%
ADR	$304.54	$315.19	-3.4%
RevPAR	$250.94	$258.77	-3.0%

System-wide Comparable Hotels
Occupancy	81.1%	82.8%	-2.1%	81.0%	82.8%	-2.2%
ADR	$276.82	$282.55	-2.0%	$275.77	$281.73	-2.1%
RevPAR	$224.50	$233.95	-4.0%	$223.37	$233.27	-4.2%

Owned Hotels
Hudson
Occupancy	76.9%	81.3%	-5.4%
ADR	$154.90	$170.96	-9.4%
RevPAR	$119.12	$138.99	-14.3%

Delano South Beach
Occupancy	76.0%	85.9%	-11.5%
ADR	$640.50	$611.33	4.8%
RevPAR	$486.78	$525.13	-7.3%

Clift
Occupancy	88.2%	83.2%	6.0%
ADR	$266.95	$250.81	6.4%
RevPAR	$235.45	$208.67	12.8%

(1)	Owned Comparable Hotels for the periods ended March 31, 2015 and 2014 consist of Hudson, Delano South Beach, and Clift in San Francisco.
(2)	Joint Venture Comparable Hotels for the periods ended March 31, 2015 and 2014 consist of Mondrian South Beach. Mondrian SoHo is non-comparable for the periods presented as effective March 6, 2015, the Company no longer held any equity interests in the Mondrian SoHo joint venture.
(3)	Managed Comparable Hotels for the periods ended March 31, 2015 and 2014 consist of Morgans, Royalton, Shore Club, and Mondrian Los Angeles. Managed hotels that are non-comparable for the periods presented are Sanderson and St Martins Lane in London, which both were under renovations during 2014, Mondrian London, which opened on September 30, 2014, and Mondrian SoHo, which effective April 27, 2015, the Company no longer managed.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

The Company believes that EBITDA is a useful financial metric to assess its operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between the Company and its competitors. Given the significant investments that the Company and its joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. The Company believes that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used Adjusted EBITDA when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because it believes the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expense (income) that does not relate to the on-going performance of our assets. The Company excludes the following items from EBITDA to arrive at Adjusted EBITDA:

•	Other non-operating expenses, such as costs, associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, changes in the fair value of debt and equity instruments, miscellaneous litigation and settlement costs and other expenses that relate to the financing and investing activities of the Company;

•	Restructuring and disposal costs, which include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, including the March 2014 corporate office termination plan and proxy contests, and gains or losses on asset disposals as part of major renovation projects or restructuring;

•	Development costs, including transaction costs related to the acquisition or termination of projects, internal development payroll and other costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

•	Impairment losses on development project and unconsolidated joint venture. The Company may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or our investments in joint ventures. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to hotels and food and beverage entities reported as discontinued operations to more accurately reflect the operating performance of assets in which the Company expects to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of the Company’s assets; and

•	Gains recognized on asset sales, as the Company believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its assets. In addition, the Company believes material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

The Company also makes an adjustment to EBITDA for hotels in which its percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on its actual ownership. In this respect, the Company’s method of calculating Adjusted EBITDA may change from prior periods, and calculations of Adjusted EBITDA could continue to vary from quarter to quarter to reflect changing ownership interests.

The Company believes Adjusted EBITDA provides management and its investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of its core on-going operations and is used extensively during its annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity, and evaluating executive inventive compensation. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. The Company’s presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the Company’s results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of the Company’s liquidity. The Company compensates for these limitations by providing the relevant disclosure of its depreciation, interest and income tax expense, capital expenditures and other items in its reconciliations to its financial measures under U.S. GAAP and/or in its consolidated financial statements, all of which should be considered when evaluating its performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing the Company’s operating performance, you should not consider this data in isolation, or as a substitute for the Company’s net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months
	Ended March 31,
	2015	2014
Net loss attributable to Morgans Hotel Group Co.	$(12,824)	$(24,135)
Interest expense, net	11,827	15,998
Income tax expense	126	163
Depreciation and amortization expense	5,637	8,402
Proportionate share of interest expense from unconsolidated joint ventures	729	1,145
Proportionate share of depreciation expense from unconsolidated joint ventures	371	391
Net income attributable to noncontrolling interest	(28)	(53)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(862)	(1,459)

EBITDA	4,976	452

Other non operating expenses	1,655	696
Other non operating expense from unconsolidated joint ventures	407	616
Restructuring and disposal costs	1,949	7,243
Development costs	148	698
Impairment loss on hotel development project	3,892	—
Stock based compensation expense	344	1,944
Gain on asset sales	(3,708)	(2,005)

Adjusted EBITDA	$9,663	$9,644

Adjusted EBITDA, Excluding The Light Group	$9,578	$7,763

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2015	2014	Change
Hudson	$(1,108)	$(858)	29%
Delano South Beach	8,173	7,950	3%
Clift	2,485	1,445	72%

Owned Comparable Hotels (2)	9,550	8,537	12%

Mondrian South Beach - Joint Venture	535	474	13%
Mondrian SoHo (3)	112	220	-49%
Las Vegas restaurant leases (4)	1,155	1,264	-9%

Other Hotel and F&B EBITDA	1,802	1,958	192%

Total Hotel and F&B EBITDA	$11,352	$10,495	8%

(1)	For joint venture hotel, represents the Company’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects the Company’s comparable owned hotels.
(3)	Effective March 6, 2015, the Company no longer holds any equity ownership in Mondrian SoHo, and effective April 27, 2015, the Company no longer managed this hotel. For 2015, EBITDA reflects the Company’s share of Mondrian SoHo’s EBITDA, after management fees, for the period from January 1, 2015 through March 5, 2015.
(4)	Reflects EBITDA from the leasehold interests in three food and beverage venues at Mandalay Bay in Las Vegas which the Company acquired in August 2012. The three venues were re-concepted and renovated and opened in December 2012, February 2013 and July 2013, respectively.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months Ended March 31,		%
	2015	2014	Change
Hudson	$9,416	$10,836	-13%
Delano South Beach	8,500	9,168	-7%
Clift	7,880	6,990	13%

Total Owned Hotels	$25,796	$26,994	-4%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months Ended March 31,		%
	2015	2014	Change
Hudson	$13,438	$14,561	-8%
Delano South Beach	16,184	16,457	-2%
Clift	11,162	10,333	8%

Total Owned Hotels	$40,784	$41,351	-1%

Balance Sheets

(In thousands)

	March 31, 2015	December 31, 2014
ASSETS:
Property and equipment, net	$273,567	$277,825
Goodwill	54,057	54,057
Investments in and advances to unconsolidated joint ventures	6,600	10,492
Assets held for sale	—	34,284
Cash and cash equivalents	38,091	13,493
Restricted cash	16,094	13,939
Accounts receivable, net	10,807	10,475
Related party receivables	3,393	3,560
Prepaid expenses and other assets	7,510	8,493
Deferred tax asset, net	77,994	77,204
Other assets, net	44,304	47,422

Total assets	$532,417	$551,244

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$605,895	$605,743
Accounts payable and accrued liabilities	34,008	32,524
Accounts payable and accrued liabilities of assets held for sale	—	1,128
Deferred gain on asset sales	123,393	125,398
Other liabilities	15,308	13,866

Total liabilities	778,604	778,659

Redeemable noncontrolling interest	—	5,042
Commitments and contingencies

Total Morgans Hotel Group Co. stockholders’ deficit	(246,709)	(233,006)
Noncontrolling interest	522	549

Total deficit	(246,187)	(232,457)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$532,417	$551,244